As filed with the Securities and Exchange Commission on March 23, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

AVROBIO, INC.
(Exact name of registrant as specified in its charter)

Delaware	81-0710585
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Technology Square Sixth Floor Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

2018 Employee Stock Purchase Plan
(Full title of the plan)

Geoff MacKay
President and Chief Executive Officer
100 Technology Square
Sixth Floor
Cambridge, MA 02139
(Name and address of agent for service)

(617) 914-8420
(Telephone number, including area code, of agent for service)

Copies to:

Mitchell Bloom, Esq.
James Xu, Esq.
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering additional shares of common stock under the registrant’s 2018 Employee Stock Purchase Plan (the “ESPP”).

The number of shares of common stock reserved and available for issuance under the ESPP is subject to an automatic annual increase on each January 1, by an amount equal to the lesser of (i) 1.0% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, (ii) 1,115,700 shares or (iii) such amount as determined by the Administrator (as defined in the ESPP), currently the Compensation Committee of the registrant’s Board of Directors. Accordingly, on January 1, 2023, the number of shares of common stock reserved and available for issuance under the ESPP increased by 439,161 shares.

The additional shares described above are of the same class as other securities relating to the ESPP for which the registrant’s registration statements filed on Form S-8 (Registration No. 333-225788) on June 21, 2018, on Form S-8 (Registration No. 333-230494) on March 25, 2019, on Form S-8 (Registration No. 333-237203) on March 16, 2020,  on Form S-8 (Registration No. 333-254466) on March 18, 2021 and on Form S-8 (Registration No. 333-263655) on March 17, 2022 are effective. The information contained in the registrant’s registration statement on Form S-8 (Registration No. 333-225788) is hereby incorporated by reference pursuant to General Instruction E.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1
Fourth Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 25, 2018 (File No. 001-38537) and incorporated herein by reference)

4.2
Certificate of Change of Registered Agent and/or Registered Office of the Registrant (filed as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q filed on November 5, 2020 (File No. 001-38537) and incorporated herein by reference)

4.3	Amended and Restated By-laws (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on June 25, 2018 (File No. 001-38537) and incorporated herein by reference)

4.4
Second Amended and Restated Investors’ Rights Agreement among the Registrant and certain of its stockholders, dated January 9, 2018 (filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 filed on May 25, 2018 (File No.  333-225213) and incorporated herein by reference)

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

99.1	2018 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.14 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-225213))

107*	Filing Fee Table

*          Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on the 23rd day of March, 2023.

AVROBIO, INC.

By:	/s/ Geoff MacKay
Geoff MacKay
President, Chief Executive Officer and Principal Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Geoff MacKay and Erik Ostrowski as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Geoff MacKay	Director, President, Chief Executive Officer and Principal Executive Officer	March 23, 2023
Geoff MacKay

/s/ Erik Ostrowski	Chief Financial Officer and Principal Financial and Accounting Officer	March 23, 2023
Erik Ostrowski

/s/ Bruce Booth	Chairman of the Board of Directors	March 23, 2023
Bruce Booth, D.Phil.

/s/ Ian T. Clark	Director	March 23, 2023
Ian T. Clark

/s/ Phillip B. Donenberg	Director	March 23, 2023
Phillip B. Donenberg

/s/ Gail M. Farfel	Director	March 23, 2023
Gail M. Farfel, Ph.D.

/s/ Annalisa Jenkins	Director	March 23, 2023
Annalisa Jenkins, M.B.B.S., F.R.C.P.

/s/ Christopher Paige	Director	March 23, 2023
Christopher Paige, Ph.D.

/s/ Philip Vickers	Director	March 23, 2023
Philip Vickers, Ph.D.